Exhibit 21.0

Subsidiaries of Primis Financial Corp.

Subsidiary	State of Incorporation

Primis Bank	Virginia
Eastern Virginia Statutory Trust I Primis Mortgage Company Panacea Financial Holdings, Inc.	Connecticut North Carolina Arkansas